Exhibit 10.2

June 5, 2014

Mark Marinko

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Dear Mark:

This letter confirms our recent discussions regarding your employment with Great Lakes Dredge & Dock Company, LLC (GLDD). Listed below are the particular terms of this offer;

Position:	Chief Financial Officer

Report to:	Jonathan Berger, Chief Executive Officer

Start Date:	To be determined

Base Salary:	Great Lakes Dredge and Dock Company will pay you an annual salary of $300,000.00/yr to be paid on GLDD’s regular paydays in accordance with its practices regarding payment of personnel.

Bonus:	You are eligible to participate in the Annual Cash Bonus Plan or similar or successor plans as the Company may establish. Your bonus target is 50% of base salary based on a full year’s participation. Bonuses are determined based on company performance and individual performance, and are at management’s discretion. Bonuses are paid in March of the subsequent calendar year. Accordingly, your first bonus payout would be March, 2015 for 2014 performance. The earned bonus for 2014 will be prorated.

Equity:	You are eligible to participate in any equity based compensation plans established or maintained by the company per the terms of the plan then in effect including the Company’s 2007 Long-Term Incentive Plan and any successor thereto. The value of granted equity awards is targeted at 40% of your base salary.

401k & Profit Sharing:	You will also have the opportunity to participate in the GLDD 401(k) plan that matches your contributions dollar for dollar up to 6% of your salary with immediate vesting. In addition, you will participate in our Profit Sharing Plan. The profit sharing award can range from 0 - 10% of base salary dependent upon the Company’s performance and profitability and is deposited into your 401 (K) account. The profit sharing payout has been at or exceeded 6.5% the last five years. The profit sharing plan has a three year vesting schedule. Please see the attached document for a summary of these plans.

Supplemental Savings Plan	You will also have the opportunity to participate in the GLDD Supplemental Savings Plan that allows for tax-deferred savings and profit sharing awards beyond the IRS -imposed 401(k) limits.

Benefits:	Effective on the first day of your employment, you will be eligible to participate in our Cigna OAP medical & dental plan, life insurance plan and disability plan. Please see the attached document for a summary of these benefits.

Vacation:	You will be eligible for 20 days of vacation annually. Vacation time for 2014 will be prorated based on your start date.

Holidays:	Great Lakes Dredge and Dock Company recognizes eight (8) holidays. Those holidays are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve & Christmas Day. In addition, salaried employees on the payroll on January 1st shall be entitled to Two (2) floating holidays to be taken within the calendar year and subject to the approval of the employee’s supervisor. Salaried employees hired subsequent to January 1st and prior to July 1st shall be entitled to One (1) Floating Holiday.

Conditions:	This is a pre-employment offer and is contingent on successful completion of a background check and a pre-employment drug screen. Please contact Maricela Bowers at 630-574-3479 as soon as possible to schedule your appointment. We must also be able to confirm your eligibility for employment in the US under the Immigration Reform and Control Act. On your first day of employment, please bring appropriate documentation for the completion of the I-9 Form. You must have at least one document from list A or one document from list B and C. Attached is a list of acceptable documents for I-9 purposes.

Please be advised that GLDD is an at-will company and your acceptance of this offer by no means constitutes a contract between GLDD and you. Please also treat this offer as “Company Proprietary”.

We are very excited about you joining the company. I feel confident that you will find your career with Great Lakes Dredge & Dock Company both challenging and rewarding. Should you require any additional information please contact Lisa Foody at (630)574-2437.

Please confirm receipt of this offer at your earliest convenience. It is requested that you consider this offer carefully and, regardless of your decision, please sign and return a copy of this letter as soon as possible.

Sincerely,

/s/ Jonathan W. Berger
Jonathan W. Berger
Chief Executive Officer
Great Lakes Dredge and Dock Corporation

ACCEPT	DECLINE

Mark W. Marinko
Printed Name	Printed Name

/s/ Mark W. Marinko
Signature	Signature

June 5, 2014
Date	Date